Exhibit 10.3.2

AMENDMENT NO. 2 TO THE
SUPPLEMENTAL PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES
AS RESTATED EFFECTIVE JANUARY 1, 2005
WHEREAS, Trinity Industries, Inc. (the “Company”) has previously adopted the Supplemental Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates, as restated effective as of January 1, 2005 (the “Plan”) and the Plan has been amended on one prior occasion;
Whereas, the Company has determined it to be necessary and desirable to amend the Plan to make changes to reflect the spin-off of Arcosa, Inc., intending that the Plan continue to be interpreted and administered in accordance with Section 409A of the Code and any guidance issued thereunder; and
WHEREAS, the Company has the power to amend the Plan pursuant to Section 10.01 of the Plan.
NOW, THEREFORE, the Plan is hereby amended as follows, effective October 31, 2018:

1.	Immediately following Subsection 2.01(f), a new Subsection 2.01(g) is hereby added to the Plan to read as follows, with the remaining subsections of 2.01 renumbered accordingly:

“(g)
ARCOSA: Arcosa, Inc., a corporation organized and existing under the laws of the State of Delaware. Arcosa was divested from the Company (the “Spin Transaction”) on November 1, 2018 (the “Date of the Divestiture”) and as a result of the Spin Transaction each of Arcosa and the Company became members of an unrelated controlled group of corporations.”

2.	Existing Subsection 2.01(u) (as renumbered), is hereby amended to add the following new language to the end of existing text:

“In addition to the proceeding, if (A) an Employee transfers employment directly from the Employer and its Affiliates to Arcosa and its affiliates in connection with the Spin (i.e., on November 1, 2018), or, (B) if, following the Spin, the Employee is (a) providing services to Arcosa and its affiliates pursuant to the Transition Services Agreement by and between the Company and Arcosa and transfers employment directly from the Employer and its Affiliates to Arcosa and its affiliates within twenty-four (24) months of November 1, 2018; or (b) transfers employment directly from the Employer and its Affiliates to Arcosa and its affiliates within twelve (12) months of November 1, 2018 and has such transfer approved by both

Exhibit 10.3.2

the Company’s Vice President of Human Resources and Arcosa’s Chief Human Resources Officer, the Employee shall be credited with Service under this Plan (substituting service with Trinity and its affiliates for service with the Employer and its Affiliates) for his period of employment with Trinity and its affiliates on and after November 1, 2018.

Notwithstanding anything to the contrary herein and for clarification purposes only, Section 409A of the Code rules regarding “separation from service” shall control in all instances for purposes of determining if a Participant has had a Severance from Service under the terms of this Plan, regardless of inclusion of Trinity service for calculation purposes.”

3.	Existing Subsection 2.01(nn) (as renumbered), is hereby amended to add the following new language to the end of existing text:

“Service shall include service with Arcosa to the extent the requirements are under the “Elapsed Time of Employment” definition are met.”

4.	Immediately following amended Subsection 2.01(qq), a new Subsection 2.01(rr) is hereby added to the Plan to read as follows, with the remaining subsections of 2.01 renumbered accordingly:

“(rr)
Stock Unit: (Generally) A deemed share of either (i) Company common stock, or (ii) Arcosa common stock, each as more fully described in Section 5.04 hereof. Provided, however, that the following terms shall be used where appropriate:

(1)    “Trinity Stock Units” shall mean solely Company common stock.

(2)    “Arcosa Stock Units” shall mean solely Arcosa common stock.”

5.	Section 3.03 is amended to add the following new subsections to the end of existing text:

“(g)
Special Rule for Employees Transferring to or from Arcosa. If (A) an Employee transfers employment directly from the Employer and its Affiliates to Arcosa and its affiliates in connection with the Spin (i.e., on November 1, 2018), or, (B) if, following the Spin, the Employee is (a)  providing services to Arcosa and its affiliates pursuant to the Transition Services Agreement by and between the Company and Arcosa and transfers employment directly from the Employer and its Affiliates to Arcosa and its affiliates within twenty-four (24) months of November 1, 2018; or (b) transfers employment directly from the Employer and its Affiliates to Arcosa and its affiliates within twelve (12) months of November 1, 2018

Exhibit 10.3.2

and has such transfer approved by both the Company’s Vice President of Human Resources and Arcosa’s Chief Human Resources Officer, the Employee shall be credited with Service under this Plan (substituting service with Arcosa and its affiliates for service with the Employer and its Affiliates) for his period of employment with Arcosa and its affiliates on and after November 1, 2018.”

6.	Section 4.01(c) is amended to add the following new paragraph to the end of existing text:

“In the event that any Employer Matching Contribution the Company elects to make under Section 4.01(b) is made only on behalf of Participants employed on the last day of the Plan Year as required under this subsection (c), each Participant described in Section 3.03(g) shall be deemed to be employed on the last day of the Plan Year during which he transfers from the Employer and its Affiliates to Trinity and its affiliates so long as such Participant remains employed by Arcosa and its affiliates through the last day of such Plan Year.”

7.	The second paragraph of Subsection 5.02(b) is hereby struck in its entirety and the following language is substituted in its place:

“On and after January 1, 2004, amounts contributed to a Participant’s Matching Contribution Account, Additional Matching Contribution Account, and Discretionary Contribution Account shall not be treated as invested in Stock Units. In addition, amounts credited to a Participant’s Matching Contribution Account, Additional Matching Contribution Account, or Discretionary Contribution Account and deemed invested in any other media may not, on or after such date, be treated as transferred into or out of deemed investments in Stock Units (except to the extent provided for in Section 5.04). Compensation Reduction Contributions may, at the Participant’s election, be treated as invested in Trinity Stock Units, either at the time such amounts are initially credited to the Participant’s Compensation Reduction Contribution Account or following deemed investment in other media. A Participant shall not be permitted to elect to invest any portion of his/her Account in Arcosa Stock Units after the Date of Divestiture and shall only hold Arcosa Stock Units as provided for under Section 5.04. Subject to the requirements of Section 5.04, following a deemed investment in Stock Units, such Contributions may not be treated as transferred out of deemed investments in Stock Units.”

8.	Subsection 5.04 is hereby struck in its entirety and the following language is substituted in its place:

“5.04    Stock Units.

Exhibit 10.3.2

(a)
General. Subject to the discretion of the Committee, one of the investment alternatives available under this Plan may be investment in Stock Units. For any Participant with an Account in this Plan on the Date of Divestiture, any Stock Unit in which such Participant’s prior Account balance was deemed invested shall continue to be invested as follows:

(1)	the number of Trinity Stock Units held in the Participant’s Account as of such date, and

(2)	a specified number of Arcosa Stock Units as determined under the appropriate formula relating to the Spin Transaction.

(b)	Investment in Stock Units.

(1)
For purposes of calculating the number of Trinity Stock Units credited or deemed credited to a Participant’s Compensation Reduction Contribution Account pursuant to Section 5.03(b) hereof, and, for Plan Years beginning prior to January 1, 2004, Section 5.03(d) hereof, the price of a Trinity Stock Unit shall be equal to one hundred percent (100%) of the closing price on the New York Stock Exchange of a share of the Company’s common stock on the date on which the Trinity Stock Units are credited or deemed credited to the Participant’s Accounts (or if no shares of the Company’s common stock are traded on such date, on the immediately preceding trading date). For Plan Years beginning prior to January 1, 2004, for purposes of calculating the number of Trinity Stock Units credited to a Participant’s Matching Contribution Account or Additional Matching Contribution Account, the price of a Trinity Stock Unit shall be equal to one hundred percent (100%) of the average daily closing price on the New York Stock Exchange of a Share of the Company’s common stock for the Year with respect to which the Trinity Stock Units are credited to the Participant’s Accounts, provided that for Stock Units credited with respect to the Year ending March 31, 2000, such average daily closing price shall be calculated for the period beginning on January 1, 2000 and ending on such March 31, 2000.

(2)
For purposes of calculating the number of Arcosa Stock Units credited or deemed credited to a Participant’s Account pursuant to Section 5.04(a)(2) hereof on the Date of Divestiture, the Participant shall receive a number of Arcosa Stock Units based on the number of Trinity Stock Units held by such Participant on the Date of Divestiture and will be determined using such distribution ratio that is consistent with how all Trinity

Exhibit 10.3.2

shareholders will be treated in the Spin Transaction with such ratio being declared by the Board of Directors prior to the date of Divestiture.

To the extent a Participant, has any investment of his Account in Arcosa Stock Units, he may, after the Date of Divestiture, elect, at any time and from time to time, to change such investment election and make alternative investments in substitution therefore. The following limitations apply to a Participant’s right to direct that his Account be invested in Arcosa Stock Units:

(i)	A Participant may not make an election to allocate any future contributions to investment in Arcosa Stock Units;

(ii)
A Participant may not take any action with respect to the investment of the Account that would result in an increase in the portion of the Account so invested in Arcosa Stock Units (provided, however, that the Participant may continue to direct investment in Trinity Stock Units as provided for in 5.02(b)); and

(iii)
In the event of any dilution or other adjustment, any Arcosa Stock Units allocated to the Account of such Participant (or Former Participant or Beneficiary) shall continue to be adjusted as provided under paragraph (e) of this Section 5.04 below.

(3)
Participants will have 18 months from the Date of Divestiture to evaluate the Plan’s fund line up and select where assets currently invested in Arcosa Stock Units should be deemed to be invested. If after 18 months, any Arcosa Stock Units remain as a deemed investment in a Participant’s Account, such Arcosa Stock Units will be liquidated and the proceeds deemed to be invested in an appropriate investment alternative as selected by the Committee.

(c)	Voting Rights. A Participant shall not be entitled to any voting rights with respect to the Stock Units credited or deemed credited to his Accounts.

(d)
Dividends. To the extent that a dividend is paid on the Company’s common stock, the Committee shall credit to the Accounts of each Participant whose Accounts are invested or deemed invested in Stock Units an amount in cash equal to the value of such dividends.

Exhibit 10.3.2

(e)
Dilution and Other Adjustments. In the event of any change in the outstanding shares of common stock of the Company by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other similar change, the Committee shall adjust the number or kind of Stock Units then allocated or deemed allocated to the Participants’ Accounts as follows:

(1)
Subject to any required action by stockholders, the number of Stock Units shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Company’s common stock resulting from (i) a subdivision or consolidation of shares, (ii) the payment of a stock dividend or (iii) any other increase or decrease in the number of shares effected without receipt of consideration by the Company.

(2)
In the event of a change in the shares of the Company’s common stock as presently constituted, which is limited to a change of par value into the same number of shares with a different par value or without par value, the shares of the Company’s common stock resulting from any such change shall be deemed to be the shares of common stock within the meaning of this Plan.

Any adjustments made by the Committee pursuant to this Section 5.04 shall be final, binding, and conclusive.

Except as hereinbefore provided in this Section 5.04, a Participant to whose Account Stock Units are allocated shall have no rights by reason of (i) any subdivision or consolidation of the Company’s stock or securities, (ii) the payment of any stock dividend or (iii) any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, reorganization, merger, or consolidation or spinoff of assets or stock of another corporation, and any issuance by the Company of additional shares of stock (of any class), or securities convertible into shares of stock (of any class), shall not affect the number of Stock Units allocated to such Participant’s Accounts under this Plan.”

9.	The second paragraph of Subsection 6.02(c)(3) is hereby struck in its entirety and the following language in its place:

“This Plan shall be deemed to authorize the payment of all or any portion of a Participant’s benefits from the Trust Fund to the extent such payment is required by the provisions of the Trust; provided, however, that the time and form of distribution shall, in all events, be made as otherwise determined under the terms

Exhibit 10.3.2

of the Plan. Payments shall be made in cash or, to the extent that any amount to be distributed has been invested or deemed invested in Stock Units, in common stock of the Company or in common stock of Arcosa (to the extent (and only to the extent) the Participant is invested in Arcosa Stock Units at the time of the distribution); provided that any amount invested or deemed invested in fractional shares shall, in all events, be paid in cash.”

10.	Section 9.09 is deleted in its entirety and replaced as follows:

“Claims Procedure/Arbitration

Claims under this Plan shall be settled as provided under Exhibit A hereto.”

11.	New Exhibit A is attached to the Plan.

Exhibit A
Claims Review and Procedures under the Plan

(a)    Claim Review Procedure (General). If a Participant, Beneficiary or alternate payee or his authorized representative asserts a right to a benefit under the Plan which has not been received or submits a request to enforce or clarify rights, including rights to future Plan benefits, or any request that relates to the Plan, such claimant must file a written claim with the Administrator in accordance with such procedures or on such forms as the Administrator may establish.
The Administrator shall render its decision on the claim within 90 days (45 days for a disability claim) after its receipt of the claim. If the Administrator determines that special circumstances require an extension of time for processing the claim, the initial 90-day period (45-day period for a disability claim) may be extended for up to 90 additional days (30 additional days for a disability claim). The Administrator shall give the claimant written notice of the extension prior to the expiration of the initial 90-day period (45-day period for a disability claim), and such notice shall set forth the circumstances requiring the extension of time and the date by which the Administrator expects to render a decision. In the case of a disability claim, if a decision still cannot be made within the initial 30-day extension period due to circumstances outside the Administrator’s control, the Administrator may extend the time period for responding to the claim by an additional 30 days, provided that the Administrator notifies the claimant in writing of such additional extension prior to the expiration of the original 30-day extension period.
If the Administrator extends the deadline for responding to a disability claim, the notice of such extension must also specifically explain the standards that determine whether a claimant is entitled to a benefit, the unresolved issues that prevent a decision on the disability claim, and the additional information needed to resolve those issues. If the deadline is extended because the claimant did not provide all of the necessary information to make a decision on the claim, the claimant will be given at least 45 days to provide the information and the deadline for making the benefit decision on the claim will be extended by the length of time that passes between the

Exhibit 10.3.2

date the claimant is notified that more information is needed and the date that the claimant responds to the request for more information.
If the Administrator wholly or partially denies the claim, the Administrator shall provide written notice to the claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth, in a manner calculated to be understood by the claimant:
(1)    the specific reason or reasons for the denial;
(2)    the specific provisions of the Plan upon which the denial is based;
(3)    a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;
(4)    a description of the Plan’s claims review procedures, and the time limitations applicable to such procedures; and
(5)    a statement of the claimant’s right to bring suit under Section 502(a) of ERISA following an adverse benefit determination on appeal.
(b)    Appeal Review Procedure. If a claim is denied in whole or in part, to request review of the denial, the claimant must file a written appeal of the denial, in accordance with such procedures as the Administrator may establish, which sets forth the claimant’s position and any documents, records or other information relating to the claim for benefits. Any such appeal must be filed within 60 days (180 days for a disability claim) of the claimant’s receipt of written notification of the denial of the claim. In connection with such an appeal, upon request and free of charge, the claimant shall be provided reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. If the claimant fails to file an appeal within such 60-day period (180-day period for a disability claim), then the claimant shall have no further right to appeal.
The Administrator’s review of an appeal shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination. The Administrator shall render its decision on the appeal not later than 60 days (45 days for a disability claim) after the receipt by the Administrator of the appeal. If special circumstances apply, the 60-day period (45-day period for a disability claim) may be extended by an additional 60 days (45 days for a disability claim), provided that written notice of the extension is provided to the claimant during the initial 60-day period (45-day period for a disability claim) and such notice indicates the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision on the claim on appeal.

Exhibit 10.3.2

If the Administrator wholly or partially denies the claim on appeal, the Administrator shall provide written notice to the claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth, in a manner calculated to be understood by the claimant:
(1)    the specific reason or reasons for denial;
(2)    the specific references to the Plan provisions on which the decision was based;
(3)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and
(4)    a statement of the claimant’s right to bring suit under Section 502(a) of ERISA.
(c)    Special Rules for Disability Claims. The following special rules apply to disability claims:
(1)    Disability Claim Review Procedure. When the Administrator reviews a disability claim, the Administrator must meet the requirements set forth under Exhibit A(a) above. In addition, the requirements described in this Exhibit A(c)(1) shall also apply. If the Administrator wholly or partially denies a disability claim, the written notice of such denial must be provided in a culturally and linguistically appropriate manner, and shall set forth:
(A)    the information described in Exhibit A(a)(1) through Exhibit A(a)(5);
(B)    a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (1) the views presented to the Administrator by health care professionals treating the claimant and vocational professionals who evaluated the claimant, (2) the views of medical or vocational experts obtained by the Administrator, without regard to whether the advice was relied upon in making the benefit determination, and (3) a disability determination made by the Social Security Administration;
(C)    if the adverse benefit determination was based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the denial, applying the terms of the Plan to the claimant’s circumstances, or a statement that such an explanation will be provided free of charge upon request;

Exhibit 10.3.2

(D)    the internal rules, guidelines, protocols, standards or other similar criteria relied upon in denying the claim, or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist; and
(E)    a statement of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.
(2)    Disability Appeal Review Procedure. When the Administrator reviews a disability claim appeal, the Administrator must meet the requirements set forth under Exhibit A(b) above. In addition, the requirements described in this Exhibit A(c)(2) shall also apply.
For purposes of the Administrator’s review of a disability claim appeal, the review will not give deference to the claim denial and will not be made by the person who made the original claim denial, or a subordinate of that person. In deciding an appeal of any disability claim denial that is based in any way on a medical judgment, the Administrator must get advice from a health care professional who has training and experience in the area of medicine. Upon request, the claimant will be provided the names of any medical or vocational experts who were consulted in connection with the disability claim denial, even if the advice was not relied upon in making the denial. The health care professional consulted by the Administrator cannot be a person who was consulted by the Administrator in connection with the claim denial (or a subordinate of the person who was consulted in the original claim).
Before the Administrator issues an adverse benefit determination on review on a disability claim appeal, the Administrator must disclose to the claimant, free of charge, any new or additional evidence considered, relied upon, or generated by, or at the direction of, the Administrator in connection with the disability claim, and any new or additional rationale upon which such adverse benefit determination may be based. This information must be provided as soon as possible and sufficiently in advance of the date on which written notice of the Administrator’s determination on review is required to be provided under Exhibit A(b) so as to give the claimant a reasonable opportunity to respond prior to that date.
If the Administrator wholly or partially denies a disability claim on appeal, the written notice of such denial must be provided in a culturally and linguistically appropriate manner, and shall set forth:
(A)    the information described in Exhibit A(b)(1) through Exhibit A(b)(4);

Exhibit 10.3.2

(B)    the information described in Exhibit A(c)(1)(B) through (c)(1)(E); and
(C)    any applicable contractual limitations period that applies to the claimant’s right to bring suit under Section 502(a) of ERISA, including the calendar date on which the contractual limitations period expires.
(d)    Arbitration Requirements. Any dispute or controversy arising out of, or relating to, the payment of benefits pursuant to this Plan shall be settled by arbitration in Dallas, Texas (or, if applicable law requires some other forum, then such other forum) in accordance with the rules then obtaining of the American Arbitration Association. The District Court of Dallas County, Texas or, as the case may be, the United States District Court for the Northern District of Texas shall have jurisdiction for all purposes in connection with any such arbitration. Any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed. Arbitration proceedings must be instituted within one (1) year after the claimed breach occurred, and the failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings, and a waiver of all claims, with respect to such breach.
(e)    Exhaustion of Claims Procedures. A claim or action (i) to recover benefits allegedly due under the Plan or by reason of any law; (ii) to enforce rights under the Plan; (iii) to clarify rights to future benefits under the Plan; or (iv) that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan or a Plan fiduciary or party in interest (collectively, a “Judicial Claim”), may not be commenced in any court or forum until after the claimant has exhausted the Plan’s claims and appeals process (an “Administrative Claim”). A claimant must raise all arguments and produce all evidence that the claimant believes supports the claim or action in the Administrative Claim and shall be deemed to have waived every argument and the right to produce any evidence not submitted as part of the Administrative Claim.
Any Judicial Claim must be commenced in the appropriate court or forum no later than 24 months from the earliest of (i) the date the first benefit payment was made or allegedly due; (ii) the date the Administrator or its delegate first denied the claimant’s request; or (iii) the first date the claimant knew or should have known the principal facts on which such claim or action is based; provided, however, that, if the claimant commences an Administrative Claim before the expiration of such 24-month period, the period for commencing a Judicial Claim shall expire on the later of the end of the 24-month period and the date that is 3 months after the final denial of the claimant’s Administrative Claim, such that the claimant has exhausted the Plan’s claims and appeals procedures. Any claim or action that is commenced, filed or raised, whether a Judicial Claim or an Administrative Claim, after expiration of such 24-month limitations period (or, if applicable, expiration of the 3-month limitations period following exhaustion of the Plan’s claims and appeals procedures) shall be time-barred.

Exhibit 10.3.2

Filing or commencing a Judicial Claim before the claimant exhausts the Administrative Claim requirements shall not toll the 24-month limitations period (or, if applicable, the 3-month limitations period). If a claimant fails to file a claim or request for review in the manner specified herein, such claim or request shall be a waiver, and the claimant will be barred from reasserting the claim. Similarly, failure to follow the Plan’s prescribed claims and appeals process in a timely manner shall also cause the claimant to lose the right to bring legal action against the Plan regarding an adverse benefit determination.
(f)    Satisfaction of Claims. Any payment to a Participant or Beneficiary, or to his legal representative or heirs at law, all in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Trustee, the Administrator, and the Participating Companies, any of whom may require such Participant, Beneficiary, legal representative or heirs at law, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Trustee, the Administrator or the Participating Companies, as the case may be. If receipt and release shall be required but execution by such Participant, Beneficiary, legal representative or heirs at law shall not be accomplished so that the terms of Section 6.02 (dealing with the timing of distributions) may be fulfilled, such benefits may be distributed or paid into any appropriate court or to such other place as such court shall direct, for disposition in accordance with the order of such court, and such distribution shall be deemed to comply with the requirements of Section 6.02.
* * * * *
IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of this 26 day of October, 2018, effective as stated herein.

TRINITY INDUSTRIES, INC.

By:	/s/ Melendy Lovett
Name:	Melendy E. Lovett
Title:	Senior Vice President and
Chief Administrative Officer